EXHIBIT 21

                         LIST OF SUBSIDIARIES


The Partnership is a general partner in Arvida/JMB Partners, Center Office Partners and Center Retail Partners, all of which are Florida general partnerships. The Partnership is the owner of Southeast Florida Holdings, Inc., an Illinois corporation. The Partnership is a limited partner in Arvida Management Limited Partnership, Arvida Contractors Limited Partnership, Gulf and Pacific Communications Limited Partnership, Boca Raton Communications Limited Partnership, Center Hotel Limited Partnership, Weston Athletic Club Limited Partnership, Arvida Realty Sales Limited Partnership, Arvida/Weston Retail Sales Limited Partnership, Arvida Grand Bay Limited Partnerships I through VI, each of which is a Delaware limited partnership, Cullasaja Joint Venture, Metrodrama Joint Venture and AOK Group. The Partnership is also a partner in the following partnerships with third parties: A&D Title, L.P., Arvida Corporate Park Associates, Arvida Pompano Associates Joint Venture, Country Isles Associates Joint Venture, Mizner Court Associates Joint Venture, Mizner Tower Associates Joint Venture, Ocala 202 Joint Venture and Tampa 301 Associates Joint Venture.